UNITED STATES SEC FILE                       NUMBER
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549                      0-26673

                                  FORM 12b -25

                           NOTIFICATION OF LATE FILING

Check One:

[X] Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K   [ ] Form 10-QSB   [ ] Form N-SAR

         For Period Ended:  May 31, 2002
                            ------------
         [ ]      Transition Report on Form 10-K
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q
         [ ]      Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         FORESTINDUSTRY.COM, INC.
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         Full Name of Registrant

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         Former Name if Applicable

         2480 Kenworth Road, Suite 11
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         Address of Principal Executive Office (Street and Number)

         Nanaimo, British Columbia, Canada  V9T 373
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

         [X]  (a)      The reasons described in reasonable detail in Part III of
                       this form could not be eliminated without unreasonable effort expense;

         [X]  (b)      The subject annual report, semi-annual report, transition
                       report on Form 10-KSB, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
                       or the subject quarterly report or transition report on Form 10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]  (c)      The  accountant's statement  or other exhibit required by
                       Rule 12b - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State  below in  reasonable  detail the  reasons why Form  10-KSB,  11-K,  20-F,
10-QSB, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to the reduction in personnel, Forestindustry.com needs more time to complete its Form 10-KSB

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PART IV - OTHER INFORMATION
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(1)      Name  and  telephone  number  of  person  to  contact in regard to this notification.

         Joe Perraton                                    (250) 758-0665
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         (Name)                                 (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X] Yes                    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [X] Yes                    [ ] No

          The Company anticipates a loss of approximately $450,000 for the year ended May 31, 2002, compared to a loss of $741,921 for the year ended May 31, 2001.


                            FORESTINDUSTRY.COM, INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 29, 2002                    By:  /S/  Joe Perraton
                                                 -------------------------------
                                                 Joe Perraton, President